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                                                                    EXHIBIT 10.9

                           MANAGEMENT INCENTIVE PLAN
                                       OF
                          THE COLONIAL BANCGROUP, INC.

     This Management Incentive Plan of THE COLONIAL BANCGROUP, INC., a Delaware corporation with its principal place of business in Montgomery, Alabama, is dated as of the 1st day of January, 2000.

                                  WITNESSETH:

     WHEREAS, the Executive Compensation Subcommittee is responsible for certain aspects of compensation for executive officers of The Colonial BancGroup, Inc.; and

     WHEREAS, the Executive Compensation Subcommittee developed this Management Incentive Plan in order to compensate and reward executive officers of The Colonial BancGroup, Inc. for outstanding job performance which contributes to the financial success of The Colonial BancGroup, Inc.; and

     WHEREAS, the Board of Directors of The Colonial BancGroup, Inc., upon recommendation of the Executive Compensation Subcommittee, desires to adopt this Management Incentive Plan for the purposes set forth herein;

     NOW, THEREFORE, the Board of Directors of The Colonial BancGroup, Inc. hereby adopts, subject to shareholder approval, this Management Incentive Plan as follows:

1.  DEFINITIONS.

     1.1. "BancGroup" means The Colonial BancGroup, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business in Montgomery, Alabama, and any successor thereto, whether by merger, consolidation, sale of assets, liquidation or otherwise.

     1.2. "Board" means the Board of Directors of BancGroup.

     1.3. "Code" means the Internal Revenue Code of 1986, as amended.

     1.4. "Compensation" means the base salary paid to Participants excluding overtime, commissions, awards from other incentive programs, BancGroup contributions to fringe benefit programs, and other "non-salary" income.

     1.5. "Executive Officer" means those persons who are full-time employees of BancGroup and who are serving as the Chairman, President, or as an Executive Vice President of BancGroup.

     1.6. "Participant" means an Executive Officer who has been designated for participation in the Plan by the Subcommittee in accordance with Section 3 of the Plan and who has commenced participation in the Plan.

     1.7. "Performance Agreement" means the written notice described in Section
3.2 of the Plan, executed by an Executive Officer of BancGroup and transmitted on behalf of the Subcommittee by BancGroup to each Participant, setting forth the terms and conditions of each Participant's participation in the Plan.

     1.8. "Plan" means the Management Incentive Plan of BancGroup established by this document, as amended from time to time, and any related Performance Agreements.

     1.9. "Plan Year" means any performance period which begins on January 1 of a particular year and ends on December 31 of that same year.

     1.10. "Subcommittee" means the Executive Compensation Subcommittee of the Board.

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2.  PURPOSE.

     The Plan is intended to promote and encourage excellence in the performance of responsibilities by the Executive Officers; to maximize BancGroup's soundness, profitability and growth, and to provide an incentive opportunity that will permit those members of management who are positioned to make significant contributions to BancGroup's success to receive appropriate total cash compensation.

3.  PARTICIPATION.

     3.1. Selection to Participate. The Subcommittee, prior to the close of each Plan Year, may designate in writing one or more Executive Officers as persons eligible to participate in the Plan during the next succeeding Plan Year, except that in the case of the Plan Year ending December 31, 2000, the Subcommittee may make such designation not later than ninety (90) days after the commencement of that Plan Year. The Subcommittee shall solicit the recommendation of the Chairman with respect to the participation of an Executive Officer, other than the Chairman, in the Plan. Participation in the Plan is conditional; participation in one Plan Year does not guarantee participation in successive years.

     3.2. Designation of Award and Performance Goals.

          3.2.1. Not later than ninety (90) days after the commencement of each Plan Year, the Subcommittee shall approve and establish, and communicate in writing to each Participant in the Plan for such Plan Year, the terms and conditions of each such Participant's participation in the Plan for such Plan Year, including the award that each such Participant will be eligible to earn during such Plan Year (which shall be expressed as a percentage of each such Participant's Compensation as of the first day of such Plan Year and which shall specify a minimum, maximum, and target award for each such Participant) and the performance goals that must be achieved in order for each such Participant to earn such award; provided, however, that in no event shall the Subcommittee grant any Participant under the Plan an award that could result in such Participant earning an amount under the Plan greater than $3,000,000 with respect to any Plan Year.

          3.2.2. The Subcommittee shall establish corporate performance goals of one or more of the following business criteria: return on equity, return on assets, earnings per share, nonperforming assets, stock price, and net income. Performance goals established by the Subcommittee shall be objective performance goals within the meaning of Section 162(m) of the Code and Treasury Regulations promulgated thereunder. Furthermore, and notwithstanding any other provision of the Plan to the contrary, once the Subcommittee has established performance goals for a Participant, the Subcommittee shall have no discretion to (i) increase the amount of compensation that would otherwise be due upon the attainment of the goals, or (ii) alter the goals for the Plan Year to which they relate.

          3.2.3. In establishing the award and performance goals of Participants in the Plan, the Subcommittee shall consider the Participant's level of responsibility with BancGroup and the Participant's potential contribution to the performance goals of BancGroup. In establishing the award and performance goals of any Participant other than the Chairman of BancGroup, the Subcommittee shall solicit the recommendation of BancGroup's Chairman.

          3.2.4. The Subcommittee shall assign weightings to indicate the relative importance of each business criteria in determining incentive awards earned under the Plan. The sum of weightings assigned to any Participant must equal 100%. These weightings may vary from Plan Year to Plan Year, and, except with respect to the Chairman, shall be based on recommendations by the Chairman subject to approval by the Subcommittee. The Subcommittee shall assign such weightings not later than ninety (90) days after the commencement of each Plan Year, and such weightings shall remain in effect for the remainder of the Plan Year.

4.  PAYMENT OF AWARDS.

     4.1 Calculation of Award Payments. Within sixty (60) days following the close of each Plan Year in which a Participant is participating in the Plan, the Subcommittee shall compare the terms and conditions of
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the award of each Participant and the performance goals assigned to each such
Participant. Following such determination, and prior to the payment of awards pursuant to Section 4.2 below, the Subcommittee shall certify in writing to each Participant and to the Board whether each Participant has met the terms and conditions of the award for the Plan Year in question.

     4.2 Payment of Award Amounts. All awards determined to have been earned pursuant to Section 4.1 of the Plan shall be payable in cash, as soon as administratively possible following the certification described in Section 4.1 above, but in no event later than seventy-five (75) days following the close of the Plan Year to which such award related.

     4.3 Effect of Termination of Employment on Payment of Award.

          4.3.1. If a Participant terminates employment during a Plan Year for any reason other than retirement, disability, or death, no award will be payable under the Plan.

          4.3.2. If a Participant's employment terminates during a Plan Year as a result of retirement, disability, or death, the Participant, his Beneficiary, or his estate will receive a pro-rata portion of the incentive award determined as of the end of the Plan Year. The proration will be based on the Participant's year-to-date Compensation for the Plan Year and the achieved levels of performance as of the end of the Plan Year. The pro-rated award will be paid at the same time as awards are paid to active Participants.

          4.3.3. If a Participant's employment is terminated during a Plan Year for willful dishonesty or gross misconduct, no award will be payable. If a Participant's employment is terminated other than for willful dishonesty or gross misconduct, the Participant will receive a pro-rata portion of the incentive award determined as of the end of the Plan Year. The proration will be based on the Participant's year-to-date Compensation for the Plan Year and the achieved levels of performance as of the end of the Plan Year. The pro-rated award will be paid at the same time as awards are paid to active Participants.

5.  ADMINISTRATION.

     5.1. The Subcommittee, as Plan administrator, is authorized to administer the Plan, subject to and in accordance with the provisions set forth herein, and shall have all powers necessary and appropriate to enable it to properly administer the Plan, including but not limited to the power to:

          5.1.1. approve the establishment and range of corporate goals, recommendations regarding participation, the amount of individual award payments, and all matters relating to the day-to-day operation of the Plan;

          5.1.2. construe and interpret the Plan, establish rules and regulations, delegate such administrative responsibilities as it deems proper, and to perform all other acts it deems necessary to carry out the intent and purpose of the Plan;

          5.1.3. suspend or terminate, in whole or in part, or amend the terms of the Plan, at any time, without the need for obtaining approval of the shareholders, by an instrument in writing; provided, however, that shareholder approval shall be required for any amendment that changes the material terms of the Plan applicable to any Participant;

          5.1.4. cancel the participation of any person who conducts himself in a manner which the Subcommittee, in the exercise of reasonable discretion, determines to be inimical to the best interests of BancGroup; and

          5.1.5. correct any defect, supply any omission, or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem necessary.

     5.2. The Subcommittee's determination under the Plan of the persons to participate and receive awards and the terms and conditions of such awards need not be uniformly applicable to all Participants, but may be made by the Subcommittee on a selective basis among persons who receive or are eligible to receive awards

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under the Plan, whether or not such persons are similarly situated. The
Subcommittee shall have final approval authority over the payment of all awards under this Plan, whether individually or collectively.

6.  PLAN FUNDING AND ACCRUALS OF AWARDS

     The Plan is unfunded and awards hereunder shall be paid from general corporate funds.

7.  NEW PARTICIPANTS, PROMOTIONS, OR TRANSFERS

     All participation in the Plan is subject to approval by the Subcommittee. Newly hired or promoted employees who enter positions which are considered to be eligible for participation in the Plan normally will, upon approval by the Subcommittee, enter the Plan on January 1 next following the date of hire or promotion. The Chairman, however, subject to approval by the Subcommittee, may authorize immediate participation upon hire or promotion.

8.  MISCELLANEOUS.

     8.1. Construction of Plan. Except as provided under federal law, the provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, and shall be binding on and inure to the benefit of any successor or successors to BancGroup.

     8.2. Right to Employment. Participation in this Plan shall not be construed as giving any Participant the right to be retained in the employ of BancGroup. Further, BancGroup expressly reserves the right at any time to dismiss any Participant with or without cause, such dismissal to be free from any liability or any claim under the Plan, except as provided herein.

     8.3. Nonalienation of benefit. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

     8.4. Withholding of taxes. BancGroup shall have the right to deduct from any award payable under this Plan all applicable withholding and employment taxes at such times as they are due.

     8.5. Plan expenses. Any expenses incurred in the administration of this Plan shall be borne by BancGroup.

     8.6. Entire Agreement. This Plan, as completed and executed by BancGroup, the Performance Agreements, and all amendments thereto, will constitute the entire agreement between BancGroup and Participants regarding the Plan.

     8.7. Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define, or limit the scope or intent of the provisions of this Agreement.

     8.8. Number and gender. The masculine pronoun used shall include the feminine pronoun and the singular number shall include the plural number unless the context of the Plan requires otherwise.

     IN WITNESS WHEREOF, The Colonial BancGroup, Inc. has caused this Management Incentive Plan to be executed as of this the 1st day of January, 2000.

                                          THE COLONIAL BANCGROUP, INC.

                                          By:     /s/ ROBERT E. LOWDER
                                            ------------------------------------
                                            Robert E. Lowder
                                            Chairman & Chief Executive Officer